EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-104076 of Nextel Communications, Inc. on Form S-3 of our report dated February 20, 2003, March 5, 2003 as to Notes 11, 13 and 15 (which expresses an unqualified opinion on the consolidated financial statements and financial statement schedules I and II of Nextel Communications, Inc. and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets”, SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, and Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements”), appearing in the Annual Report on Form 10-K of Nextel Communications, Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia
April 30, 2003